Exhibit 10.1

PURCHASE AGREEMENT
(ElDorado Business Park, 7445, 7465 and 7485 Dean Martin Drive, Las Vegas, Clark County, Nevada 89139
and
Cameron Business Center, 4701 Cameron Street, Las Vegas, Clark County, Nevada 89103)
THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2019 (the “Effective Date”), by and among TLF LOGISTICS II CAMERON BUSINESS CENTER, LLC, a Delaware limited liability company (“Cameron”), and TLF LOGISTICS II ELDORADO BUSINESS CENTER, LLC, a Delaware limited liability company (“Eldorado,” and together with Cameron, “Sellers”), and BCI IV ACQUISITIONS LLC, a Delaware limited liability company (“Buyer”).
R E C I T A L S
Sellers desire to sell, and Buyer desires to purchase, the “Properties” (as hereinafter defined) on the terms and conditions hereinafter documented.
NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, the receipt of which is hereby acknowledged, it is hereby agreed by the parties as follows:
1.Certain Defined Terms. As used herein:
1.1    “Access Agreement” shall mean that certain letter agreement, dated April 24, 2019, by and among Sellers and Buyer, as accepted by Buyer on April 24, 2019 (the “Access Acceptance Date”).
1.2    “Cameron Appurtenances” shall mean, as to the Cameron Land, (a) all easements or licenses benefitting the Cameron Land; (b) all streets, alleys and rights of way, open or proposed, in front of or adjoining or servicing all or any part of the Cameron Land; (c) all strips and gores in front of or adjoining all or any part of the Cameron Land; (d) all development rights, air rights, wind rights, water, water rights, riparian rights, and water stock relating to the Cameron Land; and (e) all other rights, benefits, licenses, interests, privileges, easements, tenements and hereditaments appurtenant to the Cameron Land or used in connection with the beneficial use and enjoyment of the Cameron Land or in anywise appertaining to the Cameron Land.
1.3    “Cameron Improvements” shall mean the improvements, structures and fixtures located upon the Cameron Land.
1.4    “Cameron Intangible Property” shall mean, as to the Cameron Land, the Cameron Improvements and the Cameron Personal Property, (a) all Leases of any portion of the

Cameron Land or Cameron Improvements, and (b) to the extent the following items are assignable without cost to Cameron and relate solely to the Cameron Land, the Cameron Improvements and the Cameron Personal Property, (i) all “Service Agreements” (as hereinafter defined) for the Cameron Property that are to be assumed by Buyer at the Closing as provided in this Agreement, (ii) governmental permits, (iii) entitlements, (iv) licenses and approvals, (v) unexpired warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, (vi) tenant lists, (vii) advertising material, (viii) telephone exchange numbers and (ix) all trademarks and tradenames used exclusively in connection with the Cameron Property, but in all cases excluding the “Reserved Company Assets” (as hereinafter defined).
1.5    “Cameron Land” shall mean the land described in Schedule 1 attached hereto.
1.6    “Cameron Leases” shall mean, collectively, any leases of space in the Cameron Property (including amendments thereto) entered into in accordance with this Agreement.
1.7    “Cameron Personal Property” shall mean, as to the Cameron Land and the Cameron Improvements, the tangible personal property owned by Cameron located on, and used exclusively in connection with, the Cameron Land and the Cameron Improvements including all building materials, supplies, hardware, carpeting and other inventory located on or in the Cameron Land or the Cameron Improvements and maintained in connection with the ownership and operation thereof, but in all cases excluding computer software, personal property owned by any tenants under the Cameron Leases and the Reserved Company Assets.
1.8    “Cameron Property” shall mean collectively, all of Cameron’s right title and interest in (a) the Cameron Land, (b) the Cameron Appurtenances, (c) the Cameron Improvements, (d) the Cameron Personal Property, and (e) the Cameron Intangible Property.
1.9     “Closing Date” shall mean Wednesday, May 29, 2019, unless otherwise agreed in writing by the parties, as such date may be extended as expressly provided in this Agreement.
1.10    “Closing Documents” shall mean any certificate, instrument or other document executed by a party or an affiliate of a party and delivered at or in connection with the “Closing” (as hereinafter defined) pursuant to this Agreement.
1.11    “Deposit” shall mean ONE MILLION TWO HUNDRED FIFTY THOUSAND AND No/100 DOLLARS ($1,250,000.00), together with all interest earned thereon.
1.12    “Due Diligence Materials” shall mean all documents, materials, data, analyses, reports, studies and other information pertaining to or concerning Sellers, the Properties or the purchase of the Properties, to the extent the same have been delivered to or made available for review by Buyer or any of its agents, employees or representatives, including (a) all documents, materials, data, analyses, reports, studies and other information made available to Buyer or any of its agents, employees or representatives for review within a reasonable period of time prior to the expiration of the Due Diligence Period electronically or through an on-line data website (or thereafter within a reasonable period of time prior to the expiration of the Due Diligence Period provided that after the initial delivery of documents and materials, Sellers provide Buyer with written or e-mail notice of such additional documents and materials), and (b) all information disclosed in the real estate records of the applicable jurisdiction in which the Properties are located, but in all cases excluding the “Excluded Materials” (as hereinafter defined) except to the extent any Excluded Materials are actually delivered or made available to Buyer or any of its agents, employees or representatives.
1.13    “Due Diligence Period” shall mean the period commencing on the Access Acceptance Date and ending at 5:00 p.m. Pacific time on Wednesday, May 22, 2019.
1.14    “Eldorado Appurtenances” shall mean, as to the Eldorado Land, (a) all easements or licenses benefitting the Eldorado Land; (b) all streets, alleys and rights of way, open or proposed, in front of or adjoining or servicing all or any part of the Eldorado Land; (c) all strips and gores in front of or adjoining all or any part of the Eldorado Land; (d) all development rights, air rights, wind rights, water, water rights, riparian rights, and water stock relating to the Eldorado Land; and (e) all other rights, benefits, licenses, interests, privileges, easements, tenements and hereditaments appurtenant to the Eldorado Land or used in connection with the beneficial use and enjoyment of the Eldorado Land or in anywise appertaining to the Eldorado Land.
1.15    “Eldorado Improvements” shall mean the improvements, structures and fixtures located upon the Eldorado Land.
1.16    “Eldorado Intangible Property” shall mean, as to the Eldorado Land, the Eldorado Improvements and the Eldorado Personal Property, (a) all Leases of any portion of the Eldorado Land or Eldorado Improvements, and (b) to the extent the following items are assignable without cost to Eldorado and relate solely to the Eldorado Land, the Eldorado Improvements and the Eldorado Personal Property, (i) all Service Agreements for the Eldorado Property that are to be assumed by Buyer at the Closing as provided in this Agreement, (ii) governmental permits, (iii) entitlements, (iv) licenses and approvals, (v) unexpired warranties and guarantees received in connection with any work or services performed with respect thereto, or equipment installed therein, (vi) tenant lists, (vii) advertising material, (viii) telephone exchange numbers and (ix) all trademarks and tradenames used exclusively in connection with the Cameron Property, but in all cases excluding the Reserved Company Assets.

1.17    “Eldorado Land” shall mean the land described in Schedule 2 attached hereto.
1.18    “Eldorado Leases” shall mean, collectively, any leases of space in the Eldorado Property (including amendments thereto) entered into in accordance with this Agreement.
1.19    “Eldorado Personal Property” shall mean, as to the Eldorado Land and the Eldorado Improvements, the tangible personal property owned by Eldorado located on, and used exclusively in connection with, the Eldorado Land and the Eldorado Improvements including all building materials, supplies, hardware, carpeting and other inventory located on or in the Eldorado Land or the Eldorado Improvements and maintained in connection with the ownership and operation thereof, but in all cases excluding computer software, personal property owned by any tenants under the Eldorado Leases and the Reserved Company Assets.
1.20    “Eldorado Property” shall mean collectively, all of Eldorado’s right title and interest in (a) the Eldorado Land, (b) the Eldorado Appurtenances, (c) the Eldorado Improvements, (d) the Eldorado Personal Property, and (e) the Eldorado Intangible Property.
1.21    “Governmental Entity” shall mean any United States national, federal, state, provincial, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial body.
1.22    “Hazardous Material” shall mean any hazardous, toxic or dangerous waste, substance or material, pollutant or contaminant, as defined for purposes of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601 et seq.), as amended, or the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), as amended, or any other Laws (collectively, “Environmental Laws”), or any substance which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous, or any substance which contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenyls (PCBs), or radon gas, urea formaldehyde, asbestos or lead.
1.23    “Improvements” shall mean the Cameron Improvements and the Eldorado Improvements.
1.24    “Intangible Property” shall mean the Cameron Intangible Property and the Eldorado Intangible Property.
1.25    “Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law and any regulations, rulings and guidance issued by the Internal Revenue Service.

1.26    “Land” shall mean the Cameron Land and the Eldorado Land.
1.27    “Laws” shall mean any binding domestic or foreign laws, statutes, ordinances, rules, resolutions, regulations, codes or executive orders enacted, issued, adopted, promulgated, applied, or hereinafter imposed by any Governmental Entity, including, building, zoning and environmental protection, as to the use, occupancy, rental, management, ownership, subdivision, development, conversion or redevelopment of the Properties.
1.28    “Leases” shall mean, collectively, the Cameron Leases and the Eldorado Leases.
1.29    “Leasing Costs” shall mean, with respect to a particular Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy any construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease to the landlord under another lease (i.e., lease buyout costs), costs of base building work, free rent and other similar inducements, relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, design and other professional fees and costs, in each case, to the extent the landlord under such Lease is responsible for the payment of such cost or expense.
1.30    “Liens” shall mean any liens, mortgages, deeds of trust, pledges, security interests or other encumbrances securing any debt or monetary obligation.
1.31    “Personal Property” shall mean the Cameron Personal Property and the Eldorado Personal Property.
1.32    “Properties” shall mean the Cameron Property and the Eldorado Property. Individually, each of the Cameron Property and the Eldorado Property shall be referred to herein as a “Property.”
1.33    “Reserved Company Assets” shall mean, subject to the express proration provisions set forth in this Agreement, the following assets of each Seller as of the Closing Date: all (a) cash, (b) cash equivalents (including certificates of deposit), (c) deposits held by third parties (e.g., utility companies), (d) accounts receivable and any right or claim to a refund, reimbursement or other payment relating to a period or occurrence prior to the Closing, including any real estate tax refund (subject to the prorations hereinafter set forth) and any claims under a lease, warranty or guaranty arising from acts and occurrences prior to the Closing, (e) bank accounts, (f) claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of each Seller or its direct or indirect partners, members, shareholders or affiliates, (g) any refund in connection with termination of each Seller’s existing insurance policies, (h) all contracts between each Seller and any law firm, accounting firm, property manager, leasing agent, broker, environmental consultants and other consultants and appraisers entered into prior to the Closing, (i) any proprietary or confidential materials (including any materials relating to the background or financial condition of a present or prior direct or indirect partner or member of each Seller), (j) the internal books and records of each Seller relating, for example, to contributions and distributions prior to the Closing, (k) any software, (l) any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, except for any tradename or logo unique to the Properties (as opposed to a logo of each Seller) expressly conveyed to Buyer in accordance with this Agreement, if any, (m) any development bonds, letters of credit or other collateral held by or posted with any Governmental Entity or other third party with respect to any improvement, subdivision or development obligations concerning the Properties or any other real property, and (n) any other intangible property that is not used exclusively in connection with the Properties.
1.34    “Title Company” shall mean Chicago Title Insurance Company.
2.    Purchase and Sale. Upon the terms and conditions hereinafter set forth, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Properties.
3.    Purchase Price. The purchase price (the “Purchase Price”) for the Properties shall be FIFTY-NINE MILLION TWO HUNDRED FIFTY THOUSAND AND No/100 DOLLARS ($59,250,000.00). Sellers and Buyer acknowledge and agree that of the Purchase Price, the Cameron Property shall be allocated $25,833,355.00 (the “Cameron Purchase Price”), and the Eldorado Property shall be allocated $33,416,645.00 (the “Eldorado Purchase Price”). The Purchase Price shall be paid to Sellers by Buyer as follows:
3.1    Deposit. Within two (2) business days following the Effective Date, Buyer shall deliver, by wire transfer of immediately available federal funds or cashier’s check drawn on a national bank reasonably satisfactory to Escrow Agent, the Deposit to Chicago Title Insurance Company (“Escrow Agent”), at its offices at 10 South LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention: Ms. Cindy Malone (Telephone: (312) 223-3360; E-mail: cindy.malone@ctt.com). If this Agreement has not been terminated (pursuant to Section 4.6.2 below or otherwise) prior to the expiration of the Due Diligence Period, then the Deposit shall become nonrefundable to Buyer except as otherwise expressly provided in this Agreement. At all times during which the amounts so deposited hereunder shall be held by Escrow Agent, the same shall be held by Escrow Agent as a deposit against the Purchase Price in accordance with the terms and provisions of this Agreement. While the Deposit or any portion thereof is being held by Escrow Agent, the Deposit shall be invested by Escrow Agent in the following investments (“Approved Investments”): (a) money market funds, or (b) such other short-term investment option offered by Escrow Agent as may be reasonably agreed to by Sellers and Buyer. All interest earned on the

Deposit shall be deemed part of the Deposit for all purposes under this Agreement. At the Closing, the entire Deposit shall be applied to the Purchase Price. Notwithstanding any provision to the contrary contained in this Agreement, the “Independent Consideration” [as hereinafter defined] shall be deemed independent consideration for the Due Diligence Period and any termination rights provided to Buyer in this Agreement and shall be non-refundable to Buyer and paid to Sellers under all circumstances.
3.2    Closing Payment. The Purchase Price, as adjusted by the application of the Deposit and by the prorations and credits specified herein, shall be paid, by wire transfer of immediately available federal funds (through the escrow described in Section 5 below), as and when provided in Section 5.2.2 below and in the “Escrow Agreement” (as hereinafter defined). The amount to be paid under this Section 3.2 is referred to herein as the “Closing Payment.”
3.3    Purchase of Entire Portfolio of Properties; No Partial Acquisition. Buyer shall only have the right to purchase all of the Properties as an entirety, and shall not have the right to purchase fewer than all of the Properties or, subject to Section 10.7 below, to purchase any of the Properties individually or in any collective grouping separate and apart from the acquisition of all of the Properties. Accordingly, the parties agree that (i) the Closing shall take place only with respect to all of the Properties simultaneously as an entirety, and Buyer and any assignee shall not be permitted to close escrow with respect to any of the Properties unless and until Buyer and its assignee closes escrow simultaneously with respect to all of the Properties; and (ii) regardless of whether any breach of representation, breach of covenant, failure of closing condition, or any other matter or condition may affect or relate to fewer than all of the Properties, Buyer shall have no right to terminate this Agreement selectively as to fewer than all of the Properties, and any right of Buyer to terminate this Agreement which is set forth herein must be exercised, if at all, only with respect to all of the Properties as an entirety, notwithstanding any other provisions to the contrary, whether implicit or explicit, contained in this Agreement.
4.    Conditions Precedent. The obligation of Buyer to acquire the Properties as contemplated by this Agreement is subject to satisfaction of all of the conditions precedent for the benefit of Buyer set forth in Sections 4.1, 4.2, 4.5.3, 4.7 and 4.8 herein, any of which may be waived prior to the Closing only in writing by Buyer on or before the applicable date specified for satisfaction of the applicable condition. The obligation of Sellers to transfer the Properties as contemplated by this Agreement is subject to satisfaction of all of the conditions precedent for the benefit of Sellers set forth in Sections 4.3 and 4.4 herein, any of which may be waived prior to the Closing only in writing by Sellers on or before the applicable date specified for satisfaction of the applicable condition. If any of such conditions is not fulfilled (or waived in writing) pursuant to the terms of this Agreement, then the party in whose favor such condition exists may terminate this Agreement and, in connection with any such termination made in accordance with this Section 4, Sellers and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities that expressly survive such termination), and the Deposit (less the Independent Consideration which shall be paid to Sellers) shall be disposed of in accordance with Section 9 below. However, the Closing shall constitute a waiver of all conditions precedent (provided that the foregoing shall not preclude Buyer from bringing a claim for Sellers’ breach of Sellers’ representations and warranties in accordance with Section 7.3 hereof).
4.1    Performance by Sellers. The performance and observance, in all material respects, by Sellers of all covenants and agreements of this Agreement to be performed or observed by Sellers prior to or on the Closing Date shall be a condition precedent to Buyer’s obligation to purchase the Properties.
4.2    Representations and Warranties of Sellers. The obligation of Buyer to close the transaction contemplated by this Agreement is subject to the truth, in all material respects, of the representations and warranties of each Seller set forth in this Agreement, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), excluding, however, any matter or change (a) expressly permitted or contemplated by the terms of this Agreement or (b) contained in any of the Due Diligence Materials or actually known to Buyer prior to the expiration of the Due Diligence Period (as such knowledge is defined in Section 7.4.2 herein). Without limitation on the foregoing, in the event that a closing certificate (each, a “Sellers Closing Certificate”) in the form attached hereto as Exhibit B to be delivered by each Seller at the Closing shall disclose any material adverse changes in the representations and warranties of such Seller under this Agreement that are not otherwise permitted or contemplated by the terms of this Agreement, contained in any of the Due Diligence Materials or actually known to Buyer prior to the expiration of the Due Diligence Period (as such knowledge is defined in Section 7.4.2 herein), then Buyer shall have the right to terminate this Agreement by written notice delivered to Sellers prior to the Closing and, in connection with any such termination, Buyer shall be entitled to a return of the Deposit (less the Independent Consideration, which shall be paid to Sellers), and Sellers and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination).
4.3    Performance by Buyer. The performance and observance, in all material respects, by Buyer of all covenants and agreements of this Agreement to be performed or observed by Buyer prior to or on the Closing Date shall be a condition precedent to Sellers’ obligation to sell the Properties.
4.4    Representations and Warranties of Buyer. The obligation of Sellers to close the transaction contemplated by this Agreement is subject to the truth, in all material respects, of the representations and warranties of Buyer set forth in this Agreement, as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date). Without limitation on the foregoing, in the event that Buyer’s closing certificate (the “Buyer Closing Certificate”) in the form attached hereto as Exhibit C shall disclose any material adverse changes in the representations and warranties of Buyer under this Agreement, then Sellers shall have the right to terminate this Agreement by written notice to Buyer and, in connection with any such termination, Sellers and Buyer shall be released from further obligation or liability hereunder (except for those obligations and liabilities which expressly survive such termination).
4.5    Title Matters.
4.5.1    Title Report; Survey. Prior to the Effective Date, Sellers delivered to Buyer (1) that certain title commitment, Chicago NCS Number CCHI1901996NT, issued by Title Company, with an effective date of April 22, 2019 (the “Cameron Preliminary Title Report”), (2) that certain title commitment, Chicago NCS Number CCHI1901995NT, issued by Title Company, with an effective date of April 22, 2019 (the “Eldorado Preliminary Title Report,” and together with the Cameron Preliminary Title Report, the “Preliminary Title Reports”), and (3) copies of surveys (the “Surveys”) of the Properties. Sellers shall cause Title Company to deliver to Buyer the Preliminary Title Reports. Buyer shall notify Sellers in writing (the “Title Notice”) prior to 5:00 p.m. Pacific time on Wednesday, May 15, 2019 (the period beginning on the Access Acceptance Date and ending at such time is referred to herein as the “Title Review Period”) as to which matters, if any, within the Preliminary Title Reports and which matters shown on the Surveys (or any update thereof) are not acceptable to Buyer in Buyer’s sole and absolute discretion (individually, a “Disapproved Title Matter”). Any matter within the Preliminary Title Reports, the Surveys, and any matter that would be disclosed by a current, accurate survey of the Land and the Improvements that Buyer fails to so disapprove in a Title Notice delivered prior to the expiration of the Title Review Period shall be conclusively deemed to have been approved by Buyer. If Buyer timely delivers a Title Notice indicating a Disapproved Title Matter, then Sellers shall have three (3) business days after receipt of such Title Notice to elect to notify Buyer in writing (a “Title Response Notice”) that Sellers either (a) will in good faith attempt to remove such Disapproved Title Matter from title to the applicable Property on or before the Closing, or (b) elects not to cause such Disapproved Title Matter to be removed from title to the applicable Property. If Sellers fail to deliver a Title Response Notice as to a particular Disapproved Title Matter within such three (3) business day period, then Sellers shall be deemed to have made the election in clause (b) above as to such Disapproved Title Matter. Prior to the expiration of the Due Diligence Period, the procurement by Sellers of a written commitment from Title Company to issue the “Owner’s Policy” (as hereinafter defined), or an endorsement thereto insuring Buyer against any Disapproved Title Matter at Closing, shall be deemed the removal of such Disapproved Title Matter from title to the applicable Property, provided that such endorsement shall be satisfactory to Buyer in its sole discretion, and shall be issued at Sellers’ sole cost and expense. If Sellers make (or are deemed to have made) the election in clause (b) above as to any Disapproved Title Matter, then Buyer shall have until the expiration of the Due Diligence Period, within which to notify Sellers in writing that Buyer elects to either (x) nevertheless proceed with the purchase and take title to the Properties subject to such Disapproved Title Matter, or (y) terminate this Agreement. If Buyer makes the election set forth in clause (y) above, then this Agreement shall immediately terminate, Buyer shall be entitled to a return of the Deposit (less the Independent Consideration, which shall be paid to Sellers), and Sellers and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. If Buyer fails to notify Sellers in writing of its election prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have made the election set forth in clause (x) above.
4.5.2    Additional Title Matters. Approval by Buyer of any additional title exceptions, defects, encumbrances or other title matters first disclosed in writing after the end of the Title Review Period (“Additional Title Matters”) shall be a condition precedent to Buyer’s obligations to purchase the Properties (Buyer hereby agreeing that its approval of such Additional Title Matters shall be subject to Buyer’s approval in its sole and absolute discretion). Unless Buyer gives written notice (“Title Disapproval Notice”) that it disapproves any Additional Title Matters, stating the Additional Title Matters so disapproved, before the sooner to occur of the Closing or five (5) days after receipt of written notice of such Additional Title Matters, Buyer shall be deemed to have approved such Additional Title Matters. Notwithstanding the foregoing to the contrary, if Buyer receives notice of an Additional Title Matter on or after the date which is two (2) business days prior to the Closing Date, then either party shall have the option to extend the Closing for three (3) additional business days to allow the parties sufficient time to review such Additional Title Matter provided that the party requesting such extension of the Closing delivers to the other party written notice of such extension within one (1) business day of receipt of the Additional Title Matter. Sellers shall have until the Closing within which to remove the disapproved Additional Title Matters set forth therein from title or obtain from Title Company a commitment to issue an endorsement affirmatively insuring against such items in a form acceptable to Buyer in Buyer’s commercially reasonable discretion, at no cost or expense to Buyer (Sellers having the right but not the obligation to do so). The procurement by Sellers of a written commitment from Title Company to issue the Owner’s Policy, or an endorsement thereto insuring Buyer against the disapproved Additional Title Matter at Closing, shall be deemed the removal of such disapproved Additional Title Matter from title to the applicable Property, provided that such endorsement shall be to Buyer’s commercially reasonable satisfaction, and shall be issued at Sellers’ sole cost and expense. In the event Sellers determine at any time that it is unable or unwilling to remove any one or more of such disapproved Additional Title Matters, Sellers shall give written notice to Buyer to such effect; in such event, Buyer may, at its option, terminate this Agreement upon written notice to Sellers but only if given prior to the sooner to occur of the Closing or five (5) days after Buyer receives Sellers’ notice, in which case this Agreement shall immediately terminate, the Deposit (less the Independent Consideration, which shall be paid to Sellers), shall be returned to Buyer, and Sellers and Buyer shall have no further rights or obligations hereunder, except for the provisions hereof that expressly survive termination of this Agreement. If Buyer fails to give such termination notice by such date, Buyer shall be deemed to have waived its objection to, and to have approved, the matters set forth in Sellers’ notice.
4.5.3    Exceptions to Title. Buyer’s obligation to purchase the Properties is subject to the condition precedent that, at the Closing, Title Company shall be willing to issue the Owner’s Policy effective upon the Closing. Buyer shall be obligated to accept title to the Properties, subject to the following exceptions to title (the “Permitted Exceptions”):
(a)    Real estate taxes and assessments not yet delinquent;
(b)    The printed exceptions, if any, which appear in a 2006 ALTA extended coverage form Owner’s Policy of Title Insurance issued by Title Company in the State of Nevada;
(c)    The Leases; and
(d)    Such other exceptions to title or survey exceptions as may be approved or deemed approved by Buyer pursuant to the above provisions of this Section 4.5 or otherwise expressly permitted under this Agreement, or any exceptions resulting from the actions (or inactions) of Buyer or its agents or representatives.
Conclusive evidence of the availability of such title shall be the willingness of Title Company to issue to Buyer on the Closing Date a 2006 ALTA extended form Owner’s Policy of Title Insurance issued by Title Company in the State of Nevada (or policies if Buyer elects to obtain a policy for each Property) (collectively, the “Owner’s Policy”), in the face amount of the Purchase Price, which policy shall show (i) title to the Land and Improvements to be vested of record in Buyer, and (ii) the Permitted Exceptions to be the only exceptions to title; provided, however, if Buyer fails to fulfill Title Company’s conditions required for issuance of such Owner’s Policy, including but not limited to delivery of a current ALTA survey, then the condition precedent described in this Section 4.5.3 shall be deemed satisfied if Title Company shall be willing to issue a ALTA standard coverage form Owner’s Policy of Title Insurance upon or following the Closing. In connection with obtaining coverage over survey matters under any ALTA form of Owner’s Policy, Buyer shall deliver to Title Company prior to the Closing Date a current ALTA survey certified by a licensed surveyor in the State of Nevada sufficient to permit or cause Title Company to insure against survey matters at the Closing. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted by Sellers in the “Deeds” (as hereinafter defined) without giving rise to any liability of the applicable Sellers, irrespective of any covenant or warranty of such Seller that may be contained or implied in the Deeds (which provisions of this sentence shall survive the Closing and not be merged therein).

Notwithstanding any provision to the contrary contained in this Agreement, Sellers agree that it will remove all Liens (other than non-delinquent taxes) expressly caused or permitted by Sellers, or insure or endorse over any other Liens (other than non-delinquent taxes); provided however, any insurance or endorsement over a Lien shall be to Buyer’s commercially reasonable satisfaction if Sellers did not expressly cause or permit such Lien, and to Buyer’s sole satisfaction if Sellers expressly caused or permitted such Lien.
4.5.4    Endorsements to Owner’s Policy. It is understood that Buyer may request a number of endorsements to the Owner’s Policy. Buyer shall satisfy itself prior to the expiration of the Title Review Period whether Title Company will be willing to issue such endorsements at the Closing and the issuance of such endorsements shall not be a condition to the Closing.
4.6    Due Diligence Reviews. Except for title matters and matters shown on the Surveys (which shall be governed by the provisions of Section 4.5 above), and subject to the provisions hereinafter set forth, Buyer shall have until the expiration of the Due Diligence Period within which to perform and complete all of Buyer’s due diligence examinations, reviews and inspections of all matters pertaining to the purchase of the Properties, including all engineering and environmental reports and all leases, license agreements and service contracts, sewer/water conditions, utilities service information, zoning information, access information, assessments and city fees, developmental conditions and approvals, operating expenses and legal, physical, environmental and compliance matters and conditions regarding the Properties (the foregoing being collectively called the “Property Information”). Subject to Section 4.6.1 below, during the Due Diligence Period and prior to the Closing, Sellers shall provide Buyer and its actual and potential investors, lenders and assignees, and their respective representatives, attorneys, accountants, consultants, surveyors, title companies, agents, employees, contractors, appraisers, architects and engineers, with reasonable access to the Properties (subject to the rights of tenants under the Leases) upon reasonable advance notice and shall also make available for review and copying (at Buyer’s expense) copies of all documents, materials and other information relating to the Property Information that Buyer may reasonably request and that, to Sellers’ knowledge, are in the possession of Sellers or their respective agents which Sellers shall make available to Buyer within three (3) business days following the Effective Date, or three (3) business days following Sellers’ receipt of request from Buyer if such request is not made prior to the Effective Date. In no event, however, shall Sellers be obligated to make available (or cause to be made available) any proprietary or confidential documents including reports or studies that have been superseded by subsequent reports or studies, or any of the following confidential and proprietary materials (collectively, the “Excluded Materials”): (a) information contained in financial analyses or projections (including Sellers’ budgets, valuations, cost-basis information and capital account information); (b) material that is subject to attorney-client privilege or that is attorney work product; (c) appraisal reports or letters; (d) organizational, financial and other documents relating to Sellers or their respective affiliates

(other than any evidence of due authorization and organization required under this Agreement); (e) material that Sellers are legally required not to disclose other than by reason of legal requirements voluntarily assumed by Sellers after the Effective Date; (f) preliminary or draft reports or studies, or reports or studies that have been superseded by final reports or studies; (g) letters of intent, purchase agreements, loan documents or other documents, instruments or agreements evidencing or relating to any prior financing or attempted sale of the Properties or any portion thereof; or (h) the “Excluded Contracts” (as hereinafter defined). In no event shall any right of Buyer to access or inspect the Properties or to conduct further reviews and analyses after the expiration of the Due Diligence Period, as set forth herein, give rise to any due diligence approval or termination right in favor of Buyer under this Agreement.
4.6.1    Review Standards. Buyer shall at all times conduct its due diligence reviews, inspections and examinations (and shall cause its consultants’ and other third parties’ reviews, inspections and examinations performed for or at the request of Buyer to be conducted) in a manner so as to not cause liability, damage, lien, loss, cost or expense to Sellers or the Properties and so as to not unreasonably interfere with or disturb any tenant or Sellers’ operation of the Properties. Buyer will indemnify, defend, and hold Sellers, their respective members, partners, employees, manager, agents, officers, directors, shareholders, fiduciaries, attorneys, licensees, contractors, brokers, invitees, tenants and the Properties harmless from and against any such liability, damage, lien, loss, cost or expense (except to the extent arising from the mere discovery of any pre-existing condition at the Properties or the gross negligence or willful misconduct of Sellers). Prior to entry upon the Properties, Buyer shall provide Sellers with copies of certificates of insurance in accordance with the requirements set forth in the Access Agreement that shall be maintained by Buyer and each consultant which Buyer will have present on the Properties in connection with its investigations upon the Properties. Without limitation on the foregoing, in no event shall Buyer: (a) conduct any intrusive physical testing (environmental, structural or otherwise) at the Properties (such as soil borings, water samplings or the like) or take physical samples from the Properties without Sellers’ express, prior written consent, which consent, as to such intrusive physical testing or sampling, may be given or withheld in Sellers’ sole discretion (and Buyer shall in all events promptly restore the Properties to substantially the same condition existing immediately prior to such entry (provided, however, Buyer shall have no obligation to repair any damage caused by the gross negligence or willful misconduct of Sellers or to restore any pre-existing latent defect or condition unless Buyer exacerbated such pre-existing latent defect or condition in violation of this Agreement)) and which consent to intrusive physical testing or sampling, may be further conditioned upon, among other things, Sellers’ approval of the following: (i) the insurance coverage of the contractor who will be conducting such testing or sampling, (ii) the scope and nature of the testing or sampling to be performed by such contractor, and (iii) a written confidentiality agreement by such contractor in form reasonably satisfactory to Sellers; (b) contact any consultant or other professional engaged by Sellers or Tenant (or its representatives) without Sellers’ express, prior written consent (which consent shall not be unreasonably withheld); or (c) contact any Governmental Entity having jurisdiction over the Properties, other than ordinary contact normally associated with routine due diligence examinations that does not involve any discussions with governmental officials or applications of any kind, with the express understanding that Buyer shall not undertake any discussions or communications with any governmental officials without (i) Sellers’ express, prior written consent, which consent may be given or withheld in Sellers’ sole and absolute discretion for any reason or no reason, and (ii) participation by a representative of Sellers. Without limitation of the foregoing, Buyer shall not be permitted to contact tenants of the Properties without giving Sellers (i) advance written notice, and (ii) the opportunity to have a representative of Sellers participate in any such communications. Sellers shall have the right, at its option, to cause a representative of Sellers to be present at all inspections, reviews and examinations conducted hereunder. Buyer shall schedule any entry (by it or its designees) onto the Properties in advance with Sellers, upon not less than twenty-four (24) hours’ prior notice (written or e-mail) to Sellers or their authorized representative. Buyer shall keep the Properties free and clear of all mechanics’, materialmen’s and other liens resulting from the due diligence examinations or any of its other work under this Agreement. Buyer shall remove or bond over any liens within ten (10) days after Buyer becomes aware of the same. Upon the completion of any inspection, review or examination, Buyer shall promptly restore the Properties to substantially the same condition existing immediately prior to Buyer’s conducting such inspection, review or examination, at Buyer’s sole cost and expense; provided, however, Buyer shall have no obligation to repair any damage caused by the gross negligence or willful misconduct of Sellers or to restore any pre-existing latent defect or condition unless Buyer exacerbated such pre-existing latent defect or condition in violation of this Agreement. In the event of any termination hereunder (other than by reason of Sellers’ default), Buyer shall return all documents and other materials furnished by Sellers hereunder and at Sellers’ written request, then Buyer shall promptly deliver to Sellers true, accurate and complete copies of any draft or final written reports relating to the Properties prepared for or on behalf of Buyer by any third party without any representation or warranty as to the accuracy or completeness of such documents, all at Buyer’s sole cost and expense. Notwithstanding anything to the contrary herein, Buyer shall not be required to provide, copy or make available to Sellers any internal memoranda, appraisals and valuation reports and similar information or information covered by the attorney-client privilege. The Access Agreement is hereby incorporated by this reference and shall apply to this Agreement; provided, however, to the extent that the terms and conditions of the Access Agreement conflicts with this Agreement, the terms and conditions of this Agreement shall control. Buyer shall be responsible to Sellers for any breaches of the Access Agreement by any person or entity to whom information or access to the Properties was given by or through Buyer as though the breach were committed by Buyer itself. This Section 4.6.1 shall survive the Closing or any termination of this Agreement.

4.6.2    Termination Right. Prior to the expiration of the Due Diligence Period, Buyer may in its sole discretion, for any reason or no reason, terminate this Agreement by written notice to Sellers (such notice being herein called the “Termination Notice”), whereupon this Agreement, and the obligations of the parties hereunder, shall terminate (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement), One Hundred and No/100 Dollars ($100.00) of the Deposit shall be paid to Sellers as independent consideration for this Agreement (the “Independent Consideration”), and the balance of the Deposit shall be delivered to Buyer. In the event that Buyer shall fail to have delivered the Termination Notice to Sellers before the expiration of the Due Diligence Period, Buyer shall have no further right to terminate this Agreement pursuant to this Section 4.6.
4.7    Tenant Estoppel Certificates. It shall be a condition precedent to Buyer’s obligation to acquire the Properties hereunder that Sellers obtain and deliver estoppel certificates (“Tenant Estoppel Certificates”), in the form required under Section 4.7.1 below, from (i) at the Eldorado Property: (A) Fabrication Technologies, Inc. (B) Solotech (USA), Inc. and (C) Specialty Color Corp., Inc., (ii) at the Cameron Property: (A) WorldPac, Inc., (B) Tellworks Communications, Inc., (C) Preferred Laminations, LLC, (D) Walker Zanger, Inc. and (D) Sunbay Supplies LLC (the tenants identified in (i) and (ii) are collectively, the “Required Tenants”), (iii) tenants occupying at least seventy-five percent (75%) of the rentable square feet of the Eldorado Property, in the aggregate, actually rented to tenants of the Eldorado Property as of the Effective Date (the “Eldorado Estoppel Threshold”), and (iv) tenants occupying at least seventy percent (70%) of the rentable square feet of the Cameron Property, in the aggregate, actually rented to tenants of the Cameron Property as of the Effective Date (the “Cameron Estoppel Threshold”). The rentable square footage of space leased by Required Tenants shall be included in the calculation of the Eldorado Estoppel Threshold and the Cameron Estoppel Threshold, respectively, and the delivery of an estoppel certificate from the Required Tenants in accordance with the provisions of this Section 4.7 shall be applied towards the satisfaction of the Eldorado Estoppel Threshold and the Cameron Estoppel Threshold, respectively. If such condition is not satisfied (or waived by Buyer), on or before 12:00 p.m. Pacific time on the date which is two (2) business days prior to the Closing Date (the “Estoppel Condition Deadline Date”), then (a) either Buyer or Sellers shall each have the right to extend the Estoppel Condition Deadline Date for up to fifteen (15) days after the scheduled Closing Date (the “Extended Estoppel Condition Deadline Date”) by providing written notice thereof to the other party on or before 3:00 p.m. Pacific time on the Estoppel Condition Deadline Date, in order to allow Sellers sufficient time to satisfy this condition precedent to the Closing, and upon the timely satisfaction (or waiver by Buyer) of such condition, the Closing shall occur two (2) business days after satisfaction of the condition set forth in this Section 4.7 (the “Extended Closing Date”), or (b) if neither Buyer nor Sellers have timely elected to extend the Estoppel Condition Deadline Date and the Closing Date as provided in (a) above, then Buyer shall have the right to terminate this Agreement by written notice given prior to 5:00 p.m. Pacific time on the Estoppel Condition Deadline Date, in which case this Agreement shall terminate and Buyer shall be entitled to a refund of the Deposit (less the Independent Consideration, which shall be paid to Sellers), and no party hereto shall have any further obligation under this Agreement except under those provisions that expressly survive a termination of this Agreement.
4.7.1    The Tenant Estoppel Certificates shall be substantially in (a) the form required under the applicable tenant’s Lease (including specific limitations set forth in such Lease which limit the scope of the information required to be provided by such tenant in any Tenant Estoppel Certificate to be provided by such tenant), or (b) the form estoppel certificate attached hereto as Exhibit D, modified, as applicable, to comply with any provisions in the applicable tenant’s Lease that pertain to estoppel certificates; provided, however, that the form may also be the standard form generally used by the applicable tenant so long as such standard form complies with the applicable tenant’s Lease; provided further, however, if Sellers receive from a tenant such standard form prior to such tenant’s execution thereof, then Buyer shall have the right to reasonably approve of such form. In addition, any provisions of the estoppel certificate (or comparable certificate or statement) regarding defaults, defenses, disputes, environmental matters, claims, offsets, credits, abatements, concessions and recaptures against rent and other charges may be limited to the actual knowledge of a tenant. Buyer’s failure to object to a Tenant Estoppel Certificate (or any information or provision therein) by written notice to Sellers given within three (3) days after Buyer’s receipt thereof (but not later than the Closing Date) shall be deemed to constitute Buyer’s acceptance and approval thereof. Notwithstanding anything to the contrary contained in this Agreement, Buyer may not object to (A) any matter adverse to the Properties, in any material respect, (B) any objectionable information or provision contained in a Tenant Estoppel Certificate or (C) any uncompleted obligations or defaults by landlord or tenant unless such obligations or defaults will be completed prior to Closing or credited to Buyer at Closing, provided that in all instances described in clauses (A), (B) or (C), such matter, information or provision was (i) set forth in the Leases, (ii) disclosed in the Due Diligence Materials, or (iii) actually known to Buyer prior to the expiration of the Due Diligence Period (as such knowledge is defined in Section 7.4.2 herein).
4.7.2    Sellers shall utilize commercially reasonable efforts to obtain the Tenant Estoppel Certificates. As used in this Agreement, “commercially reasonable efforts” shall not include any obligation to institute or threaten legal proceedings, to declare or threaten to declare any person in default, to incur any liabilities, to expend any monies or to cause any other person to do any of the same.
4.8    Leases for Required Tenants. It shall be a condition precedent to Buyer’s obligation to acquire the Properties hereunder that (i) the Required Tenants, (ii) tenants occupying at least seventy-five percent (75%) of the rentable square feet of the Eldorado Property, in the aggregate, actually rented to tenants of the Eldorado Property as of the Closing Date (the “Eldorado

Occupancy Threshold”), and (iii) tenants occupying at least seventy percent (70%) of the rentable square feet of the Cameron Property, in the aggregate, actually rented to tenants of the Cameron Property as of the Closing Date (the “Cameron Occupancy Threshold”), shall not have terminated, or given written notice of its intent, to terminate their respective Leases pursuant to the terms of such Leases or otherwise. The rentable square footage of space leased by Required Tenants shall be included in the calculation of the Eldorado Occupancy Threshold and the Cameron Occupancy Threshold, respectively, and the continued effectiveness of the leases by the Required Tenants shall be applied towards the satisfaction of the Eldorado Occupancy Threshold and the Cameron Occupancy Threshold, respectively. In addition, the Required Tenants and the tenants necessary to satisfy the Eldorado Occupancy Threshold and the Cameron Occupancy Threshold, respectively, shall not have vacated the applicable Property, abandoned such Property or filed for bankruptcy or be subject to an involuntary bankruptcy proceeding.
5.    Closing Procedure. The closing (the “Closing”) of the sale and purchase herein provided shall occur on the Closing Date.
5.1    Escrow. The Closing shall be accomplished pursuant to escrow instructions (the “Escrow Agreement”) among Buyer, Sellers and Escrow Agent in the form of Exhibit E, which Buyer and Sellers shall execute concurrently herewith, and any supplemental escrow instructions provided by Buyer or Sellers as may be permitted by the terms of the Escrow Agreement (so long as the material terms of this Agreement shall control in the event of any inconsistencies).
5.2    Closing Deliveries. The parties shall deliver to Escrow Agent the following:
5.2.1    Sellers Deliveries. At least one (1) business day prior to the Closing Date, each Seller shall deliver (or cause to be delivered) to Escrow Agent the following:
(a)    A duly executed and acknowledged original Grant, Bargain and Sale Deed (each, a “Deed,” and together, the “Deeds”) in the form of Exhibit F for its respective Property;
(b)    A duly executed original bill of sale, assignment and assumption agreement (a “Bill of Sale, Assignment and Assumption”) in the form of Exhibit G for its respective Property;
(c)    A duly executed original certificate of “non-foreign” status in the form of Exhibit H;
(d)    Unless Buyer and Sellers elect to deliver the same outside of escrow, a duly executed notice to tenants (the “Tenant Notices”), in the form of Exhibit I, which notice Buyer shall, at Buyer’s sole cost and expense, either mail to tenants by certified mail, return receipt requested or hand-deliver to each tenant (and Buyer shall provide proof of delivery thereof to Sellers promptly following the Closing);
(e)    Unless Buyer and Sellers elect to deliver the same outside of escrow, duly executed notices to each of the vendors under any Service Agreement to be assumed by Buyer at the Closing as provided in this Agreement (“Vendor Notices”), such Vendor Notices to be in such form(s) as are reasonably required by Sellers, which notices Buyer shall, at Buyer’s sole cost and expense, mail to each such vendor by certified mail, return receipt requested (and Buyer shall provide proof of delivery thereof to Sellers promptly following the Closing);
(f)    A Sellers Closing Certificate for each Property duly executed by each Seller;
(g)    Evidence reasonably satisfactory to Escrow Agent regarding the due organization of each Seller and the due authorization and execution by Sellers of this Agreement and the documents required to be delivered hereunder;
(h)    To the extent they do not constitute Reserved Company Assets and are then in the possession of Sellers (or its agents or employees) and have not theretofore been delivered to Buyer: (i) any plans and specifications for the Improvements for the Properties; (ii) all unexpired warranties and guarantees that Sellers have received in connection with any work or services performed with respect to, or equipment installed in, the Properties; (iii) all keys and other access control devices for the Properties; (iv) originals of all Leases for the Properties and all correspondence to tenants or from tenants thereunder; (v) originals of all Service Agreements for the Properties that will remain in effect after the Closing; and (vi) all correspondence relating to the ongoing operations and maintenance of the Properties, including tenant leasing information, leasing files and other material documents relating to the operation or maintenance of the Properties in Sellers’ possession (which materials under this clause may be either delivered at the Closing or as otherwise reasonably agreed by the parties);
(i)    If required by Title Company, an Owner’s Certificate as to Debts, Liens and Parties In Possession substantially in the form of Exhibit J (“Title Affidavit”) and a Gap Certificate substantially in the form of Exhibit K (“Gap Certificate”), each to facilitate the issuance of any title insurance sought by Buyer in connection with the transactions contemplated hereby, but in no event shall Sellers be obligated to provide any additional certificate, affidavit or indemnity in connection with such title insurance; and
(j)    Such additional documents as may be reasonably required by Buyer and Escrow Agent in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Sellers in a manner not otherwise provided for herein).
5.2.2    Buyer Deliveries. At least one (1) business day prior to the Closing Date (except as to the Closing Payment, which shall be delivered no later than 11:00 a.m. Pacific time on the Closing Date), Buyer shall deliver to Escrow Agent the following:
(a)    The Closing Payment by wire transfer of immediately available federal funds;
(b)    A duly executed original Bill of Sale, Assignment and Assumption for each Property;
(c)    Unless Buyer and Sellers elect to deliver the same outside of escrow, duly executed Tenant Notices;
(d)    Unless Buyer and Sellers elect to deliver the same outside of escrow, duly executed Vendor Notices;
(e)    Intentionally deleted;
(f)    The duly executed Buyer Closing Certificate;
(g)    Evidence reasonably satisfactory to Escrow Agent regarding the due organization of Buyer and the due authorization and execution by Buyer of this Agreement and the documents required to be delivered hereunder; and
(h)    Such additional documents as may be reasonably required by Sellers and Escrow Agent in order to consummate the transactions hereunder (provided the same do not increase in any material respect the costs to, or liability or obligations of, Buyer in a manner not otherwise provided for herein).
5.2.3    Mutual Deliveries. On the Closing Date, Buyer and Sellers shall mutually execute and deliver (or cause to be executed and delivered) to Escrow Agent, the following:
(a)    A closing statement (the “Closing Statement”) reflecting the Purchase Price, and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby; and
(b)    A Declaration of Value in the form promulgated by the county recorder of Clark County, Nevada with respect to each Property.
5.3    Closing Costs.

5.3.1    Sellers Closing Costs. Sellers shall pay or cause to be paid (a) all county transfer taxes payable in connection with the sale contemplated herein, (b) the portion of the title insurance premium for the Owner’s Policy for standard ALTA coverage in the amount of the Purchase Price for the Properties (including any fees for the title search), (c) one-half (½) of all escrow charges and (d) the recording fees and charges for the release of any recorded document that Sellers are obligated to release of record pursuant to this Agreement, or that Sellers have expressly agreed to remove, bond, insure or endorse over pursuant to Section 4.5 hereof.
5.3.2    Buyer Closing Costs. Buyer shall pay (a) the amount by which the title insurance premium for the Owner’s Policy and all endorsements exceeds the cost of standard ALTA coverage, (b) one-half (½) of all escrow charges, (c) all costs and expenses of the Surveys and any updates thereto, (d) all fees, costs or expenses in connection with Buyer’s due diligence reviews and analyses hereunder and (e) all recording fees and charges charged for the recording of the Deeds and in connection with any loan obtained by Buyer.
5.3.3    Other Closing Costs. Any other closing costs shall be allocated in accordance with local custom. Sellers and Buyer shall pay their respective shares of prorations as hereinafter provided. Except as otherwise expressly provided in this Agreement, each party shall pay the fees of its own attorneys, accountants and other professionals.
5.4    Prorations.
5.4.1    Items to be Prorated. The initial prorations and payments provided for in this Section 5.4 shall be made at the Closing on the basis of the Closing Statement, which shall be prepared by Title Company, as approved by Sellers and submitted to Buyer for its review and approval at least two (2) Business days prior to the Closing. The following shall be prorated between Sellers and Buyer as of the Closing Date (on the basis of the actual number of days elapsed over the applicable period), with Buyer being deemed to be the owner of the Properties during the entire day on the Closing Date, and entitled to receive all operating income of the Properties, and obligated to pay all operating expenses of the Properties, with respect to the Closing Date:
(a)    All non-delinquent real estate and personal property taxes and assessments on the Properties for the current tax year. Sellers shall be responsible for the payment of any real estate and personal property taxes that are delinquent before the Closing or that are attributable to the period prior to the Closing. For example, if the Closing Date is May 27, 2019, then Sellers shall be responsible for the real estate and personal property taxes and assessments on the Properties for the 2018-2019 tax year through and including May 26, 2019 regardless of when said taxes are due and payable. In no event shall Sellers be charged with or be responsible for any increase in the taxes on the Properties resulting from the sale of the Properties contemplated by this Agreement, any change in use of the Properties on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Properties are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due after the Closing Date).
(b)    All fixed and additional rentals under the Leases, security deposits (except as hereinafter provided) and other tenant charges. Sellers shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash security deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing) to Buyer on the Closing Date; it being agreed, however, that Sellers shall notify Buyer in writing if it applies any security deposit prior to the Closing, and from and after the expiration of the Due Diligence Period, Sellers shall not apply any security deposit without obtaining Buyer’s prior consent which consent Buyer may withhold in Buyer’s sole discretion. Rents that are delinquent (or payable but unpaid) as of the Closing Date shall not be prorated on the Closing Date. Rather, Buyer shall cause any such delinquent rent (or payable but unpaid rent) for the period prior to the Closing to be remitted to Sellers if, as and when collected. At the Closing, Sellers shall deliver to Buyer a schedule of all such delinquent or payable but unpaid rent. Additionally, there shall be no proration of any rent that a tenant under a Lease delivers to either Buyer or Sellers and that such tenant has identified, at the time of such delivery, as constituting payment or rent due for a month or other period prior to the month in which the Closing occurs (“Identified Pre-Closing Rent”). If Buyer receives any such Identified Pre-Closing Rent, Buyer shall cause such Identified Pre-Closing Rent to be remitted to Sellers if, as, and when collected. Until the date that is six (6) months after the Closing, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default under any Lease or pursue any other action or remedy in connection with the recovery from tenants of such delinquencies or other unpaid amounts). To the extent that Buyer or Sellers receives payment of rents (or other income of any kinds whatsoever in connection with other Tenant charges) on or after the Closing Date other than Identified Pre-Closing Rent, such payments shall be applied first toward the rent (or other tenant charge) for the month in which the Closing occurs then to the rent (or other tenant charge) owed to Buyer in connection with the applicable Lease or other document for which such payments are received, and then to any delinquent rents (or other tenant charges) owed to Sellers, with a party’s share thereof being promptly delivered to such party; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. Buyer may not waive any delinquent (or unpaid) rents or modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Sellers are entitled to receive a share of charges or amounts without first obtaining Sellers’ written consent. Sellers hereby reserve the right to pursue any remedy for damages against any tenant owing delinquent rents and any other amounts to Sellers (but following the Closing shall not be entitled to terminate any Lease or any tenant’s right to possession), provided that, Sellers shall not exercise any such remedy for a period of six (6) months after the Closing except in connection with the recovery from tenants of taxes or assessments relating to any period prior to the Closing Date (the “Pre-Closing Tax Collection Remedies”). Buyer shall reasonably cooperate with Sellers, at no material out-of-pocket cost to Buyer, in any collection efforts hereunder, including Sellers’ Pre-Closing Tax Collection Remedies, but shall not be required to litigate or declare a default under any Lease. With respect to delinquent or other uncollected rents and any other amounts or other rights of any kind regarding tenants who are no longer tenants of the Properties as of the Closing Date, Sellers shall retain all of the rights relating thereto.
(c)    Payments required to be paid by tenants under Leases for such tenants’ shares of property taxes and assessments, insurance, common area maintenance and other expenses of the Properties are collectively referred to herein as “Reimbursable Tenant Expenses.” Reimbursable Tenant Expenses shall be determined in accordance with the Leases, including any Lease provisions that provide for the adjustment of Reimbursable Tenant Expenses based on occupancy changes (i.e., “gross-up” provisions). Sellers’ “share” of Reimbursable Tenant Expenses for the calendar year in which the Closing occurs (the “Closing Year”) shall be determined in accordance with Section 5.4.4(a) below. Notwithstanding the foregoing, there shall be no proration of any such Reimbursable Tenant Expenses that are delinquent as of the Closing. Rather, until the date that is six (6) months after the Closing, Buyer shall include such delinquencies (or unpaid amounts) in its normal billing and shall pursue the collection thereof in good faith after the Closing Date (but Buyer shall not be required to litigate or declare a default under any Lease or pursue any other action or remedy in connection with the recovery from tenants of Reimbursable Tenant Expenses relating to any period prior to the Closing Date).
(d)    All amounts payable under any Service Agreements (to the extent assumed by Buyer and subject to the terms of Section 7.5.2 below); reimbursements and recoveries of water, sewer and trash charges under the Leases; annual permits and/or inspection fees (calculated on the basis of the period covered); and any other expenses of the operation and maintenance of the Properties.
(e)    Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the Properties are located, as applicable; however, there will be no prorations for debt service, insurance premiums or payroll (because Buyer is not acquiring or assuming Sellers’ financing, insurance or employees).
5.4.2    Utilities. To the extent not in a tenant’s name, Buyer shall transfer all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. To the extent not in a tenant’s name, Sellers shall use commercially reasonable efforts to cause all utility meters to be read as of the Closing Date. Sellers shall be entitled to recover any and all deposits held in Sellers’ name by any utility company as of the Closing Date. To the extent not in a tenant’s name, all charges for utilities for which the meters cannot be read or amounts ascertained at Closing shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.
5.4.3    Leasing Costs. Sellers shall be responsible for all Leasing Costs that are payable by reason of (a) the execution of the Leases prior to the Effective Date, (b) the renewal, extension, expansion of, or the exercise of any other option under, the Leases, prior to the Effective Date, and (c) amendments of the Leases entered into prior to the Effective Date. If the Closing occurs, Sellers hereby agree to provide Buyer with a credit at the Closing in an amount equal to those Leasing Costs expressly set forth on Exhibit A attached hereto which have not been paid as of the Closing Date. If the Closing occurs, Buyer shall be responsible for the payment (or, in the case of any amounts paid prior to the Closing, the reimbursement to Sellers) of all other Leasing Costs which are not the responsibility of Sellers hereunder, including (A) all Leasing Costs that become due and payable (whether before or after the Closing) as a result of (1) any Leases entered into during the Escrow Period in accordance with the terms of this Agreement (“New Leases”), (2) amendments entered into during the Escrow Period in accordance with the terms of this Agreement to renew, extend, expand or otherwise amend the Leases or New Leases, or (3) any renewals, extensions or expansions of, or the exercise of any other option under, the Leases or New Leases exercised by tenants during the Escrow Period; and (B) all Leasing Costs as a result of renewals, extensions, expansions, or the exercise of any other option, occurring on or after the Closing Date of any Leases. Except as expressly set forth set forth on Exhibit A attached hereto, Buyer shall assume the economic effect of any “free rent” or other concessions pertaining to the period from and after the Effective Date. Except as expressly set forth set forth on Exhibit A attached hereto, if, as of the Closing Date, Sellers shall have paid any Leasing Costs, including absorbing any free rent as owner of the Properties during the Escrow Period, for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Sellers therefor at the Closing provided that Sellers provides Buyer with reasonable notice of such amounts prior to the expiration of the Due Diligence Period. Sellers shall pay (or cause to be paid), prior to the Closing, or credit Buyer at the Closing (to the extent unpaid) all Leasing Costs for which Sellers are responsible pursuant to the foregoing provisions, and (subject to the reimbursement obligations set forth above) Sellers shall pay (or cause to be paid) when due all Leasing Costs payable during the

Escrow Period. For purposes hereof, the term “Escrow Period” shall mean the period from the Effective Date until the Closing Date.
5.4.4    Proration of Reimbursable Tenant Expenses.
(a)    For the Closing Year. In order to enable Buyer to make any reconciliations of tenant reimbursements of Reimbursable Tenant Expenses for the portion of the Closing Year during which Sellers owned the Properties, Sellers shall determine in accordance with Section 5.4.1(c) above the Reimbursable Tenant Expenses actually paid or incurred by Sellers for the portion of the Closing Year during which Sellers owned the Properties (“Sellers’ Actual Reimbursable Tenant Expenses”) and the tenant reimbursements for such Reimbursable Tenant Expenses actually paid to Sellers by tenants for the portion of the Closing Year during which Sellers owned the Properties (“Sellers’ Actual Tenant Reimbursements”). Without limitation on Section 5.4.6 below, on or before the date that is three (3) months after the Closing Date, Sellers shall deliver to Buyer for Buyer’s review and approval, a proposed reconciliation statement (a “Sellers’ Reconciliation Statement”) for the Properties setting forth (i) Sellers’ Actual Reimbursable Tenant Expenses, (ii) Sellers’ Actual Tenant Reimbursements, and (iii) a calculation of the difference between the two (i.e., establishing that Sellers’ Actual Reimbursable Tenant Expenses were either more or less than Sellers’ Actual Tenant Reimbursements). Upon Buyer’s review and approval of Sellers’ calculations, which approval or disapproval shall be provided within ten (10) business days of Buyer’s receipt of a Sellers’ Reconciliation Statement, any amount due to Sellers pursuant to the foregoing calculation (in the event Sellers’ Actual Tenant Reimbursements are less than Sellers’ Actual Reimbursable Tenant Expenses) shall be paid by Buyer within the earlier to occur of (A) ten (10) business days after Buyer collects such under collected amounts from Tenant, or (B) nine (9) months after the Closing Date. If Sellers’ Actual Tenant Reimbursements are more than Sellers’ Actual Reimbursable Tenant Expenses, then Sellers shall pay to Buyer such over collected amounts within ten (10) business days after Buyer’s approval (or deemed approval) of a Sellers’ Reconciliation Statement. If Buyer does not approve or disapprove of a Sellers’ Reconciliation Statement within such ten (10) business day period, Buyer shall be deemed to have approved of such Sellers’ Reconciliation Statement. If Buyer disapproves of a Sellers’ Reconciliation Statement, the parties shall diligently and expeditiously work towards resolving the discrepancies in such Sellers’ Reconciliation Statement. If Buyer is paid any amounts by Sellers, Buyer thereafter shall be obligated to promptly remit the applicable portion to Tenant. Buyer shall indemnify, defend, and hold Sellers and the other “Seller Related Parties” (as hereinafter defined) harmless from and against any losses, costs, claims, damages, and liabilities, including reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Buyer’s failure to remit any amounts actually received from Sellers to Tenant in accordance with the provisions hereof. If Buyer has transferred its interest in the Properties to a successor-in-interest or assignee prior to such date, then, on or before the transfer of its interest in the Properties, Buyer shall (1) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section 5.4.4(a), and (2) deliver written notice of such transfer to Sellers, and thereafter Sellers shall make the deliveries specified above to Buyer’s successor-in-interest or assignee. A Sellers’ Reconciliation Statement shall be final and binding for purposes of this Agreement.
(b)    For Prior Calendar Years. Sellers shall be responsible for the reconciliation with all tenants of Reimbursable Tenant Expenses and all tenant reimbursements thereof for any calendar year prior to the Closing Year. The obligations set forth in this Section 5.4.4(b) shall survive the Closing.
5.4.5    Intentionally Deleted.
5.4.6    General Provisions.
(a)    In the event any prorations or apportionments made under this Section 5.4 and/or made in the Closing Statement shall prove to be incorrect for any reason, then any party shall be entitled to an adjustment to correct the same. Any item that cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and reprorated when the information is available.
(b)    Notwithstanding anything to the contrary set forth herein, all reprorations contemplated by this Agreement shall be completed within six (6) months after the Closing Date except as expressly set forth in Section 5.4.4(a) hereof.
(c)    Following the Closing, Sellers shall retain all rights in and to any rents or other amounts due for any period prior to the Closing, and Buyer shall retain all rights in and to any rents or other amounts due from tenants for any period after the Closing. If Sellers collects any rents or other amounts from tenants from and after the Closing for amounts due for any period after the Closing, Sellers shall hold the same in trust for Buyer and shall promptly remit the same to Buyer.
(d)    The obligations of Sellers and Buyer under this Section 5.4 shall survive the Closing for six (6) months after the Closing Date.
6.    Condemnation or Destruction of Property. In the event that, after the Effective Date but prior to the Closing Date, either any portion of each Property is taken pursuant to eminent domain proceedings or any of the Improvements are damaged or destroyed by any casualty, Sellers shall be required to give Buyer prompt written notice of the same after Sellers’ actual discovery of the same, but shall have no obligation to cause any direct or indirect member, partner or owner of Sellers to contribute capital to Sellers or any other entity, or to repair or replace (or cause to be repaired or replaced) any such damage, destruction or taken property. At Closing, Sellers shall assign to Buyer (except to the extent any condemnation proceeds or insurance proceeds are attributable to lost rents or other items applicable to any period prior to the Closing) all claims of Sellers regarding any condemnation or casualty insurance coverage, as applicable, and all condemnation proceeds or proceeds from any such casualty insurance received by Sellers on account of any casualty (except to the extent required for collection costs or repairs by Sellers prior to the Closing Date), as applicable. In connection with the foregoing, Sellers shall not compromise, settle or adjust any claims without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. In connection with any assignment of insurance proceeds hereunder, Sellers shall credit Buyer with an amount equal to the applicable deductible amount under Sellers’ insurance (but not more than the amount by which (a) the cost as of the Closing Date to repair the damage is greater than (b) the insurance proceeds and coverage to be assigned to Buyer), and any repair costs that are not covered by insurance proceeds. In the event (A) the condemnation award or the cost of repair of damage to either of the Properties on account of a casualty, as applicable, shall exceed three percent (3%) of the Purchase Price allocated to such Property, (B) a casualty is uninsured or underinsured and Sellers do not elect to credit Buyer at the Closing with an amount equal to the cost to repair such uninsured or underinsured casualty (Sellers having the right, but not the obligation, to do so), or (C) the condemnation or damage to either of the Properties (i) materially and adversely affects access to or parking at such Property, (ii) results in such Property violating any Laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting such Property, or (iii) and the restoration thereof reasonably expects to exceed six (6) months, then Buyer may, at its option, terminate this Agreement by notice to Sellers, given on or before the Closing Date, whereupon Buyer shall receive a refund of the Deposit less the Independent Consideration, which shall be paid to Sellers (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement). In the event the condemnation award or the cost of repair of damage to either of the Properties on account of a casualty, as applicable, shall exceed three percent (3%) of the Purchase Price allocated to such Property, and said casualty is uninsured or underinsured, Sellers may, at its option, terminate this Agreement by notice to Buyer, given on or before the Closing Date, whereupon Buyer shall receive a refund of the Deposit less the Independent Consideration, which shall be paid to Sellers (and no party hereto shall have any further obligation in connection herewith except under those provisions that expressly survive a termination of this Agreement).

7.    Representations, Warranties and Covenants.
7.1    Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Buyer, with respect to itself and its respective Property, that, except as set forth in Schedule 3, as of the Effective Date:
(a)    Leases. (i) There are no written leases of space in the applicable Property or other agreements to occupy all or any portion of such Property that will be in force after the Closing and under which the applicable Seller is the landlord (whether by entering into the leases or agreements, or acquiring the applicable Property subject to such leases or agreements) other than the Leases; (ii) all of the Leases are in full force and effect; (iii) neither Seller nor to such Seller’s knowledge, the tenants under the Leases for its respective Property, is in monetary default or has given written notice of any existing material non-monetary default under any of such Leases, except as set forth on Schedule 3; and (iv) to each Seller’s knowledge, such Seller has delivered, or made available, to Buyer, copies of all of the Leases utilized by such Seller in its ownership and operation of its respective Property. Except as expressly stated in this Agreement, all leasing commissions due to brokers in connection with the Leases have been fully paid and satisfied by the applicable Seller;
(b)    Litigation. Other than litigation disclosed in Schedule 3 hereto, there is no pending (nor has either Seller received any written notice of any threatened) action, litigation, condemnation or other legal proceeding against its respective Property or against such Seller with respect to its Property.
(c)    Compliance. Except as disclosed in the Due Diligence Materials or in Schedule 3 hereto, neither Seller has received any written notice from any Governmental Entity having jurisdiction over its respective Property to the effect that such Property is not in compliance with applicable Laws other than notices of non-compliance that have been remedied.
(d)    Service Agreements. Neither Seller has entered into any service or equipment leasing contracts relating to its respective Property that will be binding on Buyer or its respective Property after the Closing, except for the Service Agreements disclosed as part of the Due Diligence Materials hereto (subject to any restrictions on assignment contained therein). Neither Seller has received any written notice that it is in monetary default, and such Seller has not given, nor received from the counterparty to such Service Agreement, written notice of any existing material non-monetary default under the Service Agreements. As used herein, the “Service Agreements” shall mean, collectively, service or equipment leasing contracts relating to the applicable Property (other than

Excluded Contracts) that are (A) disclosed as part of the Due Diligence Materials, or (B) entered into in accordance with this Agreement. As used herein, “Excluded Contracts” shall mean contracts to which each Seller or its respective affiliates are a party and relating to the applicable Properties for (1) insurance; (2) existing property management agreement; (3) the engagement of attorneys, accountants, brokers, surveyors, title companies, environmental consultants, engineers or appraisers; and (4) any other service contracts or agreements entered into after the Effective Date which such Seller is obligated to terminate at or prior to the Closing at such Seller’s sole cost and expense. The Excluded Contracts are not being assigned to or assumed by Buyer hereunder, except that Buyer is assuming the obligation to pay the Leasing Costs for which it is responsible under Section 5.4.3 above.
(e)    Due Authority. This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Sellers are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon each Seller. Each Seller is a Delaware limited liability company, duly formed and validly existing and in good standing under the Laws of such state, and is duly authorized and qualified to do all things required of it under this Agreement. Each Seller has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement).
(f)    No Conflict. Except as otherwise set forth in this Agreement, to each Seller’s knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter materially breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable Law affecting or relating to such Seller or its respective Property.
(g)    Insolvency. Each Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by such Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of such Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets, or (v) made an offer of settlement, extension or composition to its creditors generally.
(h)    Hazardous Materials. Except as disclosed as part of the Due Diligence Materials, to each Seller’s knowledge, there are no Hazardous Materials installed or stored in or otherwise existing at, on, in or under its respective Property in violation of any Environmental Laws.
(i)    Patriot Act. To each Seller’s knowledge, none of its respective investors, affiliates or other agents (if any), acting or benefiting in any capacity in connection with this Agreement (excluding any shareholders in any such affiliated entities that are publicly traded companies) is a (i) person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (ii) person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) person or entity that is affiliated with any person or entity identified in clause (i), (ii), (iii) and/or (iv) above (herein, a “Prohibited Person”). Except for the assets of any affiliated companies that are publicly traded companies, the assets of each Seller will transfer to Buyer under this Agreement are not its respective Property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets of each Seller will transfer to Buyer under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
(j)    Employees. There are no employees of either Seller employed in connection with the use, management, maintenance or operation of its respective Property whose employment will continue after the Closing Date.
7.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Sellers that:
7.2.1    This Agreement and all agreements, instruments and documents herein provided to be executed or to be caused to be executed by Buyer are and on the Closing Date will be duly authorized, executed and delivered by and are binding upon Buyer; Buyer is a limited liability company, duly organized and validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified to do all things required of it under this Agreement; and Buyer has the capacity and authority to enter into this Agreement and consummate the transactions herein provided without the consent or joinder of any other party (except as otherwise may be set forth in this Agreement). Notwithstanding any provision to the contrary contained in this Section 7.2.1, Buyer intends to seek the approval of its board of directors in order to consummate the acquisition of the Properties, which approval Buyer intends to seek prior to the expiration of the Due Diligence Period. If Buyer does not terminate this Agreement prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have obtained such approvals;
7.2.2    To Buyer’s knowledge, neither this Agreement nor any agreement, document or instrument executed or to be executed in connection with the same, nor anything provided in or contemplated by this Agreement or any such other agreement, document or instrument, does now or shall hereafter breach, violate, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest, or applicable Law affecting or relating to Buyer.
7.2.3    Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
7.2.4    To Buyer’s knowledge, none of its investors, affiliates or other agents (if any), acting or benefiting in any capacity in connection with this Agreement (excluding any shareholders in any such affiliated entities that are publicly traded companies) is a (i) person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (ii) person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, http://www.treas.gov/offices/enforcement/ofac; (iv) person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) person or entity that is affiliated with a Prohibited Person. Except for the assets of any affiliated companies that are publicly traded companies, the assets Buyer will transfer to Sellers under this Agreement are not the Properties of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Buyer will transfer to Sellers under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).
7.3    Survival. The representations, warranties and covenants and all other obligations, provisions and liabilities under this Agreement or any of the Closing Documents (including any cause of action by reason of a breach thereof) shall survive the Closing for six (6) months after the Closing Date, unless otherwise expressly provided in this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall have no liability, and Buyer shall make no claim against Sellers, for (and Buyer shall be deemed to have waived any failure of a condition hereunder by reason of) a failure of any condition or a breach of any representation or warranty, covenant or other obligation of Sellers under this Agreement, or any Closing Document executed by Sellers (including for this purpose any matter that would have constituted a breach of Sellers’ representations and warranties had they been made on the Closing Date) if (a) the failure or breach in question constitutes or results from a condition, state of facts or other matter that was contained in any of the Due Diligence Materials or otherwise actually known to Buyer prior to the Closing (as such knowledge is defined in Section 7.4.2 herein), and Buyer proceeds with the Closing or (b) to the extent, in the case of a representation and warranty of Sellers, the same is confirmed by the Tenant Estoppel Certificate.
7.4    Knowledge.
7.4.1    When a statement is made under this Agreement to the “knowledge” or “actual knowledge” of Sellers (or other similar phrase), it shall mean the present actual knowledge, without taking into account any constructive or imputed knowledge, and without duty of inquiry, of Ms. Anna Chu, but such individual shall not have any liability in connection herewith.
7.4.2    When a statement is made under this Agreement to the knowledge or actual knowledge of Buyer or known to Buyer (or other similar phrase), it shall mean the present actual knowledge without taking into account any constructive or imputed knowledge, and without duty of inquiry (except as expressly set forth herein), of Mr. Gregg Boehm, Mr. Joel Wicks, Ms. Betsy Kennett and Ms. Katie Pierson, but such individuals shall not have any liability in connection herewith. Mr. Gregg Boehm, Mr. Joel Wicks, Ms. Betsy Kennett and Ms. Katie Pierson shall be deemed to have actual knowledge of any matter contained in any of the Due Diligence Materials, or delivered in accordance Section 10.8 hereof.
7.5    Interim Covenants of Sellers. Until the Closing Date or the sooner termination of this Agreement, to the extent Sellers have the right and power to do so:
7.5.1    Maintenance/Operation. Sellers shall use commercially reasonable efforts to maintain and operate the Properties in substantially the same manner as prior hereto pursuant to its normal course of business (such maintenance obligations not including capital expenditures or expenditures not incurred in such normal course of business), subject to reasonable wear and tear and further subject to destruction by casualty, condemnation or other events beyond the reasonable control of Sellers. Without limitation of the foregoing, Sellers shall use commercially reasonable efforts to maintain its current insurance. Notwithstanding the foregoing, Sellers may (but shall not be obligated to), as part of its normal course of business, pursue tenant improvements, if any, under the Leases.
7.5.2    Service Agreements. After the expiration of the Due Diligence Period, Sellers shall not enter into any new Service Agreement that will be binding on Buyer or the Properties without the prior consent of Buyer (not to be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, and sole and absolute discretion thereafter); provided, however, that Sellers may, after the expiration of the Due Diligence Period and without the prior consent of Buyer, (i) in the ordinary course of Sellers’ business enter into new service contracts and similar agreements which are cancelable on thirty (30) days’ notice without penalty or are assignable without fee or consent by any person, or (ii) renew any service contracts or similar agreements affecting the Properties in existence as of the Effective Date, provided the same (x) are made in accordance with the terms of such existing service contracts or similar agreements, (y) are cancelable upon thirty (30) days’ notice without penalty or are assignable without fee or consent by any person, and (z) written notice of any such contract or amendment is promptly provided to Buyer. Sellers may modify or terminate any Excluded Contract at any time. If Buyer fails to notify Sellers in writing of Buyer’s objections within three (3) business days of Buyer’s receipt of the proposed modification, termination or new Service Agreement (and a request for Buyer’s approval), then Buyer shall be deemed to have approved the same. In addition, if Buyer fails to notify Sellers in writing of Buyer’s objection to any existing Service Agreement prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have approved the same and shall assume the same at the Closing pursuant to the Bill of Sale, Assignment and Assumption. If Buyer delivers a written notice of objection to any Service Agreement prior to the expiration of the Due Diligence Period, then, to the extent a termination right in favor of the applicable Sellers is provided for in such Service Agreement, such Seller shall promptly provide a notice of termination to the vendor thereunder with respect to each such Service Agreement to which Buyer has timely objected (collectively, the “Objectionable Service Agreements”); provided, however, that if the termination of any Objectionable Service Agreement cannot be made effective upon the Closing Date (each Seller not being obligated to pay any money to accomplish such termination), then such Objectionable Service Agreement shall be assumed by Buyer at the Closing pursuant to the Bill of Sale, Assignment and Assumption together with all Service Agreements that do not constitute Objectionable Service Agreements. Each Seller shall use commercially reasonable efforts, prior to the Closing Date, to obtain third party consents to the assignments of those Service Agreements which require such third parties’ consent and shall keep Buyer reasonably informed of the results of such efforts, provided that Sellers’ obtaining any third party consents shall not be a condition to Buyer’s obligation to close the transactions contemplated under this Agreement. Any transfer, assignment or termination fee or other fees incurred as a result of each Seller’s transfer, assignment or termination of an Objectionable Service Agreement shall be paid by the applicable Seller.
7.5.3    Leases. Sellers may continue to offer its respective Property for lease in the same manner as prior hereto pursuant to its normal course of business and, upon request, Sellers shall keep Buyer reasonably informed as to the status of material leasing activities known to Sellers prior to the Closing Date. After the expiration of the Due Diligence Period, Sellers shall not enter into any New Lease or materially modify or terminate the Leases without the prior consent of Buyer, which consent Buyer may withhold in its sole and absolute discretion. If Buyer fails to notify Sellers in writing of Buyer’s objections within three (3) business days of Buyer’s receipt of the proposed modification, termination or new lease terms (and a request for Buyer’s approval), then Buyer shall be deemed to have approved the same. Notwithstanding anything to the contrary contained in this Section 7.5.3, Buyer acknowledges and approves of the lease amendment for PGW Auto Glass on the terms that Sellers disclosed to Buyer prior to the Effective Date.
7.5.4    Encumbrances. Each Seller shall not encumber its respective Property with any mortgages, deeds of trust or other encumbrances except as expressly permitted above without Buyer’s consent (which shall not be unreasonably withheld, conditioned or delayed as to easements, licenses and similar documents required in the ordinary course of business).
8.    DISCLAIMER; RELEASE. AS AN ESSENTIAL INDUCEMENT TO SELLERS TO ENTER INTO THIS AGREEMENT, AND AS PART OF THE DETERMINATION OF THE PURCHASE PRICE, BUYER ACKNOWLEDGES AND AGREES, THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED BY SELLERS IN CONNECTION HEREWITH:
8.1    DISCLAIMER.
8.1.1    AS-IS; WHERE-IS. THE SALE OF THE PROPERTIES HEREUNDER IS AND WILL BE MADE ON AN “AS IS, WHERE IS” BASIS. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN SECTION 7.1 ABOVE, OR THE SELLERS CLOSING CERTIFICATE, SELLERS HAVE NOT MADE, DO NOT MAKE AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTIES OR ANY OTHER MATTER WHATSOEVER.
8.1.2    SOPHISTICATION OF BUYER. BUYER IS A SOPHISTICATED BUYER WHO IS FAMILIAR WITH THE OWNERSHIP AND OPERATION OF REAL ESTATE PROJECTS SIMILAR TO THE PROPERTIES, AND BUYER HAS HAD ADEQUATE OPPORTUNITY OR WILL HAVE ADEQUATE OPPORTUNITY PRIOR TO THE CLOSING (BUYER’S FAILURE TO SEND A TERMINATION NOTICE PURSUANT TO SECTION 4.6.2 ABOVE SHALL CONSTITUTE AN ACKNOWLEDGMENT BY BUYER THAT IT HAS HAD SUCH AN OPPORTUNITY) TO COMPLETE ALL PHYSICAL AND FINANCIAL EXAMINATIONS RELATING TO THE ACQUISITION OF THE PROPERTIES HEREUNDER IT DEEMS NECESSARY, AND WILL ACQUIRE THE SAME SOLELY ON THE BASIS OF AND IN

RELIANCE UPON SUCH EXAMINATIONS AND THE TITLE INSURANCE PROTECTION AFFORDED BY THE OWNER’S POLICY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLERS.
8.1.3    DUE DILIGENCE MATERIALS. ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTIES IS SOLELY FOR BUYER’S CONVENIENCE AND WAS OR WILL BE OBTAINED FROM A VARIETY OF SOURCES. SELLERS HAVE NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKE NO (AND EXPRESSLY DISCLAIM ALL) REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. SELLERS SHALL NOT BE LIABLE FOR ANY MISTAKES, OMISSIONS, MISREPRESENTATION OR ANY FAILURE TO INVESTIGATE THE PROPERTIES NOR SHALL SELLERS BE BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS, APPRAISALS, ENVIRONMENTAL ASSESSMENT REPORTS, OR OTHER INFORMATION PERTAINING TO THE PROPERTIES OR THE OPERATION THEREOF, FURNISHED BY SELLERS OR BY ANY MANAGER, MEMBER OR PARTNER OF SELLERS, OR BY ANY REAL ESTATE BROKERS, MEMBERS, PARTNERS, AGENTS, REPRESENTATIVES, TRUSTEES, AFFILIATES, DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, SERVANTS OR AGENTS OF ANY OF THE FOREGOING, OR OTHER PERSONS OR ENTITIES ACTING ON BEHALF OF SELLERS OR AT SELLERS’ REQUEST (COLLECTIVELY, “SELLER RELATED PARTIES”).
8.2    RELEASE. EFFECTIVE AS OF THE CLOSING, BUYER HEREBY RELEASES SELLERS AND ALL SELLER RELATED PARTIES FROM ALL CLAIMS THAT BUYER OR ANY PARTY CLAIMING BY, THROUGH OR UNDER BUYER (A “BUYER RELATED PARTY”) HAS OR MAY HAVE AS OF THE CLOSING ARISING FROM OR RELATED TO ANY MATTER OR THING RELATED TO OR IN CONNECTION WITH THE PROPERTIES, INCLUDING THE PROPERTY INFORMATION, THE LEASES AND THE TENANTS THEREUNDER, ANY CONSTRUCTION DEFECTS, ERRORS OR OMISSIONS IN THE DESIGN OR CONSTRUCTION AND ANY ENVIRONMENTAL CONDITIONS, AND BUYER SHALL NOT LOOK TO ANY SELLER RELATED PARTIES IN CONNECTION WITH THE FOREGOING FOR ANY REDRESS OR RELIEF. THIS RELEASE SHALL BE GIVEN FULL FORCE AND EFFECT ACCORDING TO EACH OF ITS EXPRESSED TERMS AND PROVISIONS, INCLUDING THOSE RELATING TO UNKNOWN AND UNSUSPECTED CLAIMS, DAMAGES AND CAUSES OF ACTION.

/s/AK
INITIALS OF BUYER
8.3    SURVIVAL. THIS SECTION 8 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT AND THE CLOSING.
8.4    SCOPE OF RELEASE. NOTWITHSTANDING ANY PROVISION HEREOF TO THE CONTRARY, THE PROVISIONS OF THIS SECTION 8 SHALL NOT RELEASE SELLERS FROM LIABILITY FOR: (A) ANY DAMAGES, CLAIMS, LIABILITIES OR OBLIGATIONS ARISING OUT OF OR IN CONNECTION WITH A BREACH OF (OR FAILURE TO COMPLY WITH) ANY COVENANT, REPRESENTATION OR WARRANTY OF SELLERS SET FORTH IN THIS AGREEMENT OR ANY OF THE CLOSING DOCUMENTS EXECUTED BY SELLERS IN CONNECTION WITH THIS AGREEMENT (BUT SUBJECT TO THE LIMITATIONS PROVIDED IN SECTIONS 7.3, 7.4 AND 10.2 OF THIS AGREEMENT); (B) SELLERS’ INTENTIONAL, ACTIVE FRAUD; (C) ANY THIRD PARTY CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING PRIOR TO THE CLOSING DATE COVERED BY SELLERS’ INSURANCE.
9.    Disposition of Deposit.
9.1    Default by Sellers. If the Closing shall not occur by reason of either or both Sellers’ default under this Agreement or the failure of satisfaction of the conditions benefiting Buyer under Section 4 above or the termination of this Agreement in accordance with Section 4 or Section 6 herein, then the Deposit (less the Independent Consideration, which shall be paid to Sellers) shall be returned to Buyer, and neither party shall have any further obligation or liability to the other (other than those obligations that expressly survive a termination of this Agreement); provided, however, if the Closing shall not occur by reason of either or both of Sellers’ default, then Buyer shall be entitled as its sole and exclusive remedy to either (a) specifically enforce this Agreement, but an action for specific performance must be commenced within sixty (60) days after the last scheduled Closing Date pursuant to the terms of this Agreement or be forever barred, or (b) terminate this Agreement and obtain a return of the Deposit (less the Independent Consideration, which shall be paid to Sellers), but no other action, for damages or otherwise, shall be permitted. In the event that specific performance is not available and Buyer terminates this Agreement pursuant to this Section 9.1, then Sellers shall reimburse Buyer’s reasonable, actual out-of-pocket fees and expenses incurred by Buyer in connection with its inspection and investigation of the Properties, including Buyer’s attorneys’ fees and expenses incurred in connection with the negotiation of this Agreement and the Access Agreement, in an aggregate amount not to exceed One Hundred Thousand and No/100 U.S. Dollars ($100,000.00) (the “Pursuit Costs”); provided, however, such Pursuit Costs shall not preclude Buyer from collecting attorneys’ fees in connection with a suit or other proceeding against Sellers pursuant to Section 10.10 hereof if Buyer is the prevailing party in any such action.
9.2    Default by Buyer. IN THE EVENT THE CLOSING SHALL NOT OCCUR BY REASON OF BUYER’S DEFAULT, THEN AS SELLERS’ SOLE AND EXCLUSIVE REMEDY AT LAW AND IN EQUITY, SELLERS MAY TERMINATE THIS AGREEMENT AND THE DEPOSIT SHALL BE DELIVERED TO AND RETAINED BY SELLERS AS FULL COMPENSATION AND LIQUIDATED DAMAGES UNDER THIS AGREEMENT FOR SUCH FAILURE TO CLOSE. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLERS WILL INCUR EXPENSES IN CONNECTION WITH THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT AND THAT THE PROPERTIES MAY BE REMOVED FROM THE MARKET; FURTHER, THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN THE EXTENT OF DETRIMENT TO SELLERS CAUSED BY THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLERS SHOULD RECEIVE AS A RESULT OF BUYER’S DEFAULT, AND THAT THE DEPOSIT REPRESENTS THE PARTIES’ BEST CURRENT ESTIMATE OF SUCH DETRIMENT. IN THE EVENT THE CLOSING SHALL NOT OCCUR BY REASON OF BUYER’S DEFAULT, THEN THE RETENTION OF THE DEPOSIT SHALL BE SELLERS’ SOLE AND EXCLUSIVE REMEDY AT LAW AND IN EQUITY UNDER THIS AGREEMENT BY REASON OF SUCH DEFAULT, SUBJECT TO THE PROVISIONS OF THIS AGREEMENT THAT EXPRESSLY SURVIVE A TERMINATION OF THIS AGREEMENT, INCLUDING SECTION 10.10 BELOW. THIS SECTION 9.2 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION 9.2 SHALL LIMIT OR IMPAIR ANY OF SELLERS’ RIGHTS AND REMEDIES AGAINST BUYER FOR ANY OTHER PRE-CLOSING DEFAULT BY BUYER UNDER THIS AGREEMENT (INCLUDING BUYER’S DUE DILIGENCE INDEMNITY UNDER SECTION 4.6 ABOVE OR SUCH DUE DILIGENCE INDEMNITY SET FORTH IN THE ACCESS AGREEMENT OR BREACH OF CONFIDENTIALITY UNDER SECTION 10.20 BELOW).
/s/AK              /s/AC
BUYER’S INITIALS    SELLERS’ INITIALS
9.3    Closing. In the event the transaction herein provided shall close, the Deposit shall be applied as a partial payment of the Purchase Price.

10.    Miscellaneous.
10.1    Brokers. Buyer represents and warrants to Sellers that no broker or finder has been engaged by it in connection with the purchase contemplated by this Agreement. Sellers represent and warrant to Buyer that no broker or finder has been engaged by it, other than CBRE, Inc. (“Broker”), in connection with the sale contemplated by this Agreement, and Sellers agree to pay to Broker at the Closing any and all fees due to Broker in connection with this transaction pursuant to a separate agreement between Sellers and Broker. In the event of a claim for broker’s or finder’s fee or commissions in connection with the sale contemplated by this Agreement, then Sellers shall indemnify, defend and hold harmless Buyer from the same if it shall be based upon any statement or agreement alleged to have been made by Sellers, and Buyer shall indemnify, defend and hold harmless Sellers from the same if it shall be based upon any statement or agreement alleged to have been made by Buyer. The provisions of this Section 10.1 shall survive the Closing or any termination of this Agreement.
10.2    Limitation of Liability.
10.2.1    Notwithstanding anything to the contrary contained herein, the direct and indirect shareholders, partners, members, trustees, officers, directors, employees, agents and security holders of the parties are not assuming any, and shall have no, personal liability for any obligations of the parties hereto under this Agreement.
10.2.2    Notwithstanding anything to the contrary contained herein, (a) if the Closing of the transactions hereunder shall have occurred, Sellers shall have no liability to Buyer (and Buyer shall make no claim against Sellers) for a breach of any representation or warranty or any other covenant, agreement or obligation of Sellers, or for indemnification, under this Agreement or any Closing Document executed by Sellers in connection with this Agreement, unless (i) the valid claims for all such breaches and indemnifications collectively aggregate to more than FIFTY THOUSAND AND No/100 DOLLARS ($50,000.00) (provided, however, that if such valid claims do exceed $50,000.00 in the aggregate, Sellers shall only be responsible for that portion of the claim over $50,000.00), and (ii) the liability of Eldorado under this Agreement and such documents shall not exceed, in the aggregate, an amount equal three percent (3%) of the Eldorado Purchase Price (the “Eldorado Liability Cap”), and (iii) the liability of Cameron under this Agreement and such documents shall not exceed, in the aggregate, an amount equal three percent (3%) of the Cameron Purchase Price (the “Cameron Liability Cap”); provided, however, the Eldorado Liability Cap and the Cameron Liability Cap shall not apply to any amounts due for reproration under Section 5.4.6 hereof for the Eldorado Property and the Cameron Property, respectively, any indemnity obligations pursuant to Section 10.1 hereof or the Leasing Costs for which Eldorado and Cameron, as applicable, are expressly responsible pursuant to Section 5.4.3 hereof; and (b) in no event shall Sellers be liable for any consequential or punitive damages. In connection with any action alleging a breach of any warranty of title in the Deed, Buyer agrees that it shall in good faith pursue Title Company under its title policy(ies) with respect to any claim relating to the warranty of title under the Deed prior to bringing an action against Sellers provided that the foregoing obligation in no way invalidates the Owner’s Policy. For six (6) months following the Closing Date, Sellers shall maintain access to funds so as to have the ability to satisfy any post-closing obligations that it may have hereunder.
10.2.3    Notwithstanding anything to the contrary contained in this Section 10.2, Buyer understands that each Seller has an interest in only its Property and each Seller shall be severally (but not (i) jointly or (ii) jointly and severally) obligated to Buyer under or in connection with this Agreement or any document executed in connection herewith, and only to the extent that the obligations contained in this Agreement or such other documents relate to such Seller or the portion of the Property owned by such Seller (and shall not be obligated to the extent that any such obligations relate to the portion of the Property not owned by such Seller). Without limitation on the foregoing, the closing costs and prorations provided for in Sections 5.3 and 5.4 shall be allocated separately among the Property owned by each Seller.
10.2.4    The limitations of liability contained in this Section 10.2 are in addition to, and not in limitation of, any limitation on liability provided elsewhere in this Agreement or by Law or by any other contract, agreement or instrument.
10.3    Schedules and Exhibits; Entire Agreement; Modification. All schedules and exhibits attached and referred to in this Agreement are hereby incorporated herein as if fully set forth in (and shall be deemed to be a part of) this Agreement. This Agreement and the Access Agreement contain the entire agreement between the parties regarding the matters herein set forth and supersedes all prior agreements between the parties hereto regarding such matters. This Agreement may not be modified or amended except by written agreement signed by both parties.
10.4    Time of the Essence. Time is of the essence of this Agreement. However, whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time (or by a particular date) that ends (or occurs) on a non-business day, then such period (or date) shall be extended until the immediately following business day. As used herein, “business day” shall mean any day other than a Saturday, Sunday, federal holiday, or state holiday in the state in which the Properties are located. Unless expressly indicated otherwise, (a) all references to time in this Agreement shall be deemed to refer to Pacific time, and (b) all time periods provided for under this Agreement shall expire at 5:00 p.m. Pacific time.
10.5    Interpretation. Section headings shall not be used in construing this Agreement. Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications or exhibits hereto or thereto. The words “herein”, “hereof”, “hereunder”, “hereby”, “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments and supplements hereto unless the context shall clearly indicate or require otherwise. Whenever the words “including”, “include” or “includes” are used in this Agreement, they shall be interpreted in a non-exclusive manner. Except as otherwise indicated, all Schedule, Exhibit and Section references in this Agreement shall be deemed to refer to the Schedules, Exhibits and Sections in this Agreement. Except as otherwise expressly provided herein, any approval or consent provided to be given by a party hereunder must be in writing to be effective and may be given or withheld in the sole and absolute discretion of such party.
10.6    Governing Law. This Agreement shall be construed and enforced in accordance with the Laws of the state in which the Properties are located without regard to application of its conflicts of law principles.
10.7    Successors and Assigns. Buyer may not assign or transfer any of its rights or obligations under this Agreement either directly or indirectly (whether by outright transfer, transfer of ownership interests or otherwise) without the prior written consent of Seller; provided, however, Buyer may assign its interest in this Agreement on or before the Closing Date to an entity (a “Buyer Assignee”) in which Buyer, directly or indirectly, through one or more subsidiaries, has control, or is under common control with Buyer or any entity (or subsidiary thereof) that is advised by an affiliate of BCI IV Advisors LLC, so long as (a) Buyer gives Sellers four (4) business days’ advance written notice thereof (including the name, vesting and signature block of the transferee), and (b) Buyer and such Buyer Assignee execute and deliver an assignment and assumption agreement in form reasonably satisfactory to Sellers whereby such Buyer Assignee assumes all obligations of this Agreement. In the event of a transfer to a Buyer Assignee, such Buyer Assignee shall assume in writing all of the transferor’s obligations and liabilities hereunder (whenever arising, whether before or after such assumption), but such transferor shall not be released from its obligations hereunder. No consent given by Sellers to any transfer or assignment of Buyer’s rights or obligations hereunder shall be construed as a consent to any other transfer or assignment of Buyer’s rights or obligations hereunder. No transfer or assignment in violation of the provisions hereof shall be valid or enforceable. Subject to the foregoing, this Agreement and the terms and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of the parties.
10.8    Notices. All notices, approvals, demands and communications permitted or required to be given hereunder shall be in writing, and shall be delivered (a) personally, (b) by United States registered or certified mail, postage prepaid, (c) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (d) by a PDF or similar attachment to an email, provided that such email attachment shall be followed within one (1) business day by sending such notice pursuant to clauses (a) or (c) above. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

To Sellers:
TLF Logistics II Cameron Business Center
TLF Logistics II Eldorado Business Center
c/o Stockbridge Capital Group
Four Embarcadero Center, Suite 3300
San Francisco, California 94111
Attention: Ms. Anna Chu
Telephone: (415) 658-3306
Email: Chu@Stockbridge.com

And With Copy To:
White & Case LLP
111 S. Wacker Drive, Suite 5100
Chicago, IL 60606
Attention: Eugene J.M. Leone, Esq. and Dianne M. Lu, Esq.
Telephone: (312) 915-3113 and (312) 915-3103
E-mail: Eugene.Leone@whitecase.com and Dianne.Lu@whitecase.com

To Buyer:	BCI IV Acquisitions LLC c/o Black Creek Group 518 17th Street Suite 1700 Denver, Colorado 80202 Attention: Thomas McGonagle Telephone: (303) 228-2200 Email: tom.mcgonagle@blackcreekcapital.com
With copy to:	BCI IV Acquisitions LLC c/o Black Creek Group 518 17th Street Suite 1700 Denver, Colorado 80202 Attention: General Counsel Telephone: (303) 228-2200 Email: josh.widoff@blackcreekcapital.com

With a copy to:	Allen Matkins Leck Gamble Mallory & Natsis LLC Attention: Sandra A. Jacobson, Esq. 1900 Main Street, Fifth Floor Irvine, California 92614 Telephone: (949) 553-1313 Email: sjacobson@allenmatkins.com

Service of any such notice or other communications so made shall be deemed effective on the day of actual delivery (whether accepted or refused). The attorneys for any party hereto shall be entitled to provide any notice that a party desires to provide or is required to provide hereunder.
10.9    Third Parties. Except as provided in Section 8.2 above, nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, and no provision shall give any third parties any right of subrogation or action over or against any party to this Agreement.
10.10    Legal Costs. The parties hereto agree that they shall pay directly any and all legal costs which they have incurred or shall incur on their own behalf in the preparation of this Agreement, all deeds and other agreements pertaining to this transaction and that such legal costs shall not be part of the closing costs. In addition, if either Buyer or Sellers brings any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys’ fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. The provisions of this Section 10.10 shall survive the Closing or any termination of this Agreement.
10.11    Further Assurances. Each party shall, whenever and as often as it shall be requested so to do by the other, cause to be executed, acknowledged or delivered any and all such further instruments and documents as may be necessary or proper, in the reasonable opinion of the requesting party, in order to carry out the intent and purpose of this Agreement (provided the same do not increase in any material respect the costs to, or liabilities or obligations of, such party in a manner not otherwise provided for herein). The terms of this Section shall survive the Closing or any termination of this Agreement.
10.12    Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by Law.
10.13    Press Releases. Except as otherwise expressly permitted under Section 10.20 below, no press release or other public disclosure regarding the terms of this Agreement or the transaction contemplated hereby shall be made without the prior written consent of Buyer and Sellers, such consent not to be unreasonably withheld with respect only to public disclosure of the fact of the closing of the transaction without inclusion therein of any financial or other detailed terms of this Agreement. Except as otherwise expressly permitted under Section 10.20 below, without limitation on the foregoing, each of Buyer and Sellers shall use diligent efforts not to make any public disclosure of the Purchase Price (except as required by Laws in connection with the delivery or recording of the Deeds). However, either party shall have the right to make public disclosures required by (a) Law (but only if such party gives the other party reasonable notice and an opportunity to retain a restraining order or take other similar protective actions) or (b) the rules and regulations of a securities exchange. The terms of this Section shall survive the Closing or any termination of this Agreement.
10.14    Anti-Terrorism Law. Each party shall take any actions that may be required to comply with the terms of the USA Patriot Act of 2001, as amended, any regulations promulgated under the foregoing law, Executive Order No. 13224 on Terrorist Financing, any sanctions program administrated by the U.S. Department of Treasury’s Office of Foreign Asset Control or Financial Crimes Enforcement Network, or any other Laws, regulations or executive orders designed to combat terrorism or money laundering, if applicable, to this Agreement. Each party represents and warrants to the other party that it is not an entity named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury, as last updated prior to the date of this Agreement.
10.15    Post-Closing Access to Records. Within thirty (30) day following receipt by Sellers of Buyer’s reasonable written request, from the Closing and for two (2) years thereafter, Sellers shall, at Sellers’ principal place of business, during Sellers’ normal business hours, to the extent still in Sellers’ possession, make available to Buyer for inspection and copying (at Buyer’s sole cost and expense), all of Sellers’ books and records directly related to the Leases and tenants’ audit rights (expressly excluding any Excluded Materials).

10.16    Information and Audit Cooperation. To the extent necessary to enable Buyer to comply with any financial reporting requirements applicable to Buyer and imposed by any Governmental Entity, including Rule 3-14 of Securities and Exchange Commission Regulation S-X, upon at least ten (10) business days prior written notice to Sellers, for three (3) months following the Closing Date, at Buyer’s sole cost and expense, Sellers shall cooperate in a commercially reasonable manner with Buyer’s auditors in preparing an audit of the trial balance related to the operation of the Properties for the calendar years 2018 and 2019. Other than any covenant, representation or warranty of Sellers set forth in this Agreement or any of the closing documents executed by Sellers in connection with this Agreement (but subject to the limitations provided in Sections 7.3, 7.4 and 10.2 of this Agreement), Sellers makes no representations, warranties or covenants with respect to the trial balance or the books and records which may be reviewed in auditing the same, and Buyer releases and waives any liability or claims against Sellers related to the trial balance or the books and records which may be reviewed and audited. Buyer’s release and wavier set forth in this Section 10.16 shall survive the Closing.
10.17    Jurisdiction; Venue. Each party consents to the jurisdiction of any state or federal court located within Clark County, Nevada, waives personal service of any and all process upon it, consents to the service of process by registered mail directed to it at the address stated in Section 10.8 hereof, and acknowledges that service so made shall be deemed to be completed upon actual delivery thereof (whether accepted or refused). In addition, each party consents and agrees that venue of any action instituted under this Agreement or any agreement executed in connection herewith shall be proper in Clark County, Nevada, and each party waives any objection to venue.
10.18    Waiver of Trial by Jury. To the extent permitted by Law, the parties hereby irrevocably waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement or any document executed pursuant thereto. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
10.19    Acceptance of Deed. The acceptance of the Deeds by Buyer shall be deemed full compliance by Sellers of all of Sellers’ obligations under this Agreement except for those obligations of Sellers which are specifically stated to survive the Closing hereunder.
10.20    Confidentiality. The terms of the transaction contemplated in this Agreement, including the Purchase Price and all other financial terms, shall remain confidential and shall not be disclosed by either party hereto without the written consent of the other except (a) to such party’s directors, officers, partners, employees, legal counsel, accountants, lenders, engineers, architects, brokers, financial advisors and similar professionals and consultants, to the extent such party deems it necessary or appropriate in connection with the transaction contemplated hereunder (and such party shall inform each of the foregoing parties of such party’s obligations under this Section 10.20 and shall secure the agreement of such parties to be bound by the terms hereof), or (b) as otherwise required by Law or regulation (including the rules and regulations of a securities exchange). Unless and until the transaction contemplated by this Agreement shall close, Buyer shall also keep confidential all documents, reports and information concerning the Properties obtained from Sellers or through the due diligence investigation of the Properties by Buyer or its agents, except to the extent permitted by clauses (a) or (b) above. The provisions of this Section 10.20 shall survive any termination of this Agreement or the Closing (as applicable).
10.21    1031 Exchange. Sellers and/or Buyer may, for the purpose of treating all or part of its sale or acquisition of the Properties as a like-kind exchange of property under Section 1031 of the Internal Revenue Code, assign certain rights that it has under this Agreement, including its right to sell or acquire the Properties pursuant to this Agreement, to one or more qualified intermediaries, and to provide notice of such assignment to the other party, provided that no such assignment shall release the assigning party from its obligations hereunder and no such assignment shall delay the Closing hereunder. The non-assigning party shall not incur any costs or liabilities in connection with such exchange. The assigning party agrees to save, indemnify, protect and defend the other party (with counsel reasonably satisfactory to such other party) from and against and hold the other party harmless from any and all expenses and/or liabilities arising from such assignment and exchange and the other party shall not be required to take title to any other property. The provisions of this Section 10.21 shall survive the Closing.
10.22    Counterparts; Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of an executed counterpart of this Agreement by facsimile or as a PDF or similar attachment to an e-mail shall constitute effective delivery of such counterpart for all purposes with the same force and effect as the delivery of an original, executed counterpart.
10.23    Effectiveness. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart hereof has been executed and delivered by each party hereto.
[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CAMERON:

TLF LOGISTICS II CAMERON BUSINESS CENTER, LLC,
a Delaware limited liability company

By:	CV Texas GP, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ Anna Chu
Name:	Anna Chu
Its:	Vice President

ELDORADO:

TLF LOGISTICS II ELDORADO BUSINESS CENTER, LLC
a Delaware limited liability company

By:	CV Texas GP, LLC,
a Delaware limited liability company,
its Manager

By:	/s/ Anna Chu
Name:	Anna Chu
Title:	Vice President

BUYER:

BCI IV ACQUISITIONS LLC,
a Delaware limited liability company

By:	BCI IV Operating Partnership LP,
a Delaware limited partnership,
its Sole Member

By:	Black Creek Industrial REIT IV Inc.,
a Maryland corporation,
its General Partner

By:	/s/ Andrea Karp
Name:	Andrea Karp
Title:	Managing Director

S-1